REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Eagle Financial Corp.

We have audited the accompanying consolidated balance sheet of Eagle Financial Corp. and subsidiaries as of September 30, 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended September 30, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence, supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eagle Financial Corp. and subsidiaries at September 30, 1992, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1992, in conformity with generally accepted accounting principles.


                                            /s/ Ernst & Young

Hartford, Connecticut
October 29, 1992


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